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                                                                      EXHIBIT 99

The Sirena Apparel Group, Inc. Announces Nasdaq Delisting

     Business Editors

     VERNON, CA - (BUSINESS WIRE)--July 8, 1999--The Sirena Apparel Group, Inc. (Nasdaq:SIRNQ) today announced that its common stock will be delisted from The Nasdaq Stock Market, effective at the close of business on July 9, 1999. Sirena, which filed a petition for bankruptcy protection under Chapter 11 of the Bankruptcy Code on June 25, 1999, no longer meets The Nasdaq Stock Market maintenance requirements. The Nasdaq Stock Market halted trading in Sirena's common stock on June 8, 1999. In light of its condition, the Company does not currently intend to list its common stock on any other trading market.

     The Company is a leading designer, manufacturer and marketer of branded and private-label swimwear, intimate apparel and resortwear under well-recognized brands that include Anne Klein, Liz Claiborne, Elisabeth, Sirena, Rose Marie Reid, Hang Ten, and Jezebel.

     Statements in this release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include the findings of the Special Committee appointed to review the Company's accounting practices, determinations of Sirena's auditors with regard to the company's accounting practices, the extent and timing of any charges to be taken in connection therewith, Sirena's ability to implement its strategic business plan as well as appropriate financial and operational controls, the ability to maintain existing licenses and obtain new licenses, the continued ability to obtain financing, general economic and industry


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conditions, competition within the apparel industry, and other risks detailed from time to time in Company's SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

      SOURCE: The Sirena Apparel Group, Inc.